Exhibit 99.1
FOR IMMEDIATE RELEASE
A.C. MOORE TO BE ACQUIRED BY SBAR’S, INC. AFFILIATE
Shareholders to Receive $1.60 in Cash per Share
Berlin, New Jersey, October 4, 2011 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (“A.C. Moore” or the “Company”) today announced that the Company has signed a definitive agreement to be acquired by an affiliate of Sbar’s, Inc. (“Sbar’s”), one of the largest arts and crafts distributors in the United States, for $1.60 per common share in cash.
The Agreement and Plan of Merger was unanimously approved by A.C. Moore’s Board of Directors, upon the unanimous recommendation of a Special Committee of the Board, which was comprised solely of non-employee independent directors. The Special Committee was formed in January 2011 to oversee a review of strategic alternatives that was initiated following the Company’s receipt of unsolicited expressions of interest.
“Today’s announcement provides an outstanding opportunity for our key stakeholders and was the result of the Special Committee’s comprehensive review of a range of possible strategic alternatives to enhance shareholder value and reposition the Company for stability and improved operations,” said Michael J. Joyce, Chairman of A.C. Moore’s Board of Directors and a member of the Special Committee.
Mr. Joyce continued, “After conducting a thorough review of alternatives, the Special Committee and the Board of Directors unanimously concluded that this transaction with Sbar’s is in the best interest of our key stakeholders. For shareholders, the agreement provides full liquidity at a price that represents a 68 percent premium to A.C. Moore’s closing stock price on October 3, 2011. For customers, vendors and employees, this transaction expands the relationship with Sbar’s that goes back more than two decades and provides a new foundation to support our business initiatives.”
“Sbar’s is very excited about partnering with A.C. Moore to build the most dynamic and exciting retailer in the arts and crafts space,” said Pepe Piperno, Chief Executive Officer of Sbar’s. “We are confident that Sbar’s expertise and history of innovation in arts and crafts merchandising and sourcing will greatly benefit A.C. Moore’s customers, vendors and employees.”
Under the terms of the agreement, an affiliate of Sbar’s will commence a cash tender offer for all issued and outstanding shares of A.C. Moore common stock at $1.60 per share, without interest.
An affiliate of Sbar’s has received a financing commitment from Wells Fargo Bank, National Association (“Wells Fargo”) to provide the debt financing necessary to close the transaction. In addition, concurrent with the execution of the agreement, a Sbar’s affiliate has delivered $20 million in cash to be held in escrow and used to fund the transaction, as set forth in an escrow agreement between the parties and Wells Fargo as escrow agent.

The merger agreement requires that the tender offer commence within 10 business days of October 3, 2011. The tender offer is conditioned upon, among other things, satisfaction of the minimum tender condition of approximately 70.7 percent of A.C. Moore’s common stock, the receipt of funding under the financing commitment and customary closing conditions. Following completion of the tender offer, assuming the minimum tender condition is met, a Sbar’s affiliate will acquire the remaining outstanding shares of A.C. Moore common stock for $1.60 per share in cash, without interest, through a second-step merger. If the minimum tender condition is not met, and in certain other circumstances, the parties have agreed to complete the transaction through a one-step merger after receipt of A.C. Moore shareholder approval. The one-step merger is conditioned upon, among other things, receipt of funding under the financing commitment and customary closing conditions. The acquisition is expected to close during the fourth quarter of 2011. As a result of the transaction, A.C. Moore’s common stock would no longer be publicly-owned or traded on the NASDAQ market. Further details will be provided in filings with the U.S. Securities and Exchange Commission (the “SEC”).
Janney Montgomery Scott LLC is acting as exclusive financial advisor to A.C. Moore in connection with its review of strategic alternatives and the transaction and has rendered a fairness opinion to A.C. Moore’s Board of Directors in connection with the transaction. Blank Rome LLP is acting as legal advisor to A.C. Moore.
Bryan Cave LLP and Brown & Connery, LLP are acting as legal advisors to Sbar’s in connection with the transaction.
A.C. Moore also reported that projections or predictions provided by the Company during the fiscal year ending December 31, 2011 can no longer be relied upon and are withdrawn.
About A.C. Moore
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 134 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit its website at www.acmoore.com.
About Sbar’s
Sbar’s is one of the largest distributors in the United States supplying arts and crafts merchandise, including its proprietary Nicole Crafts products, to retailers. Sbar’s began in 1952 as a small craft, hobby and school supply store in Camden, New Jersey and today operates from its 300,000 square foot distribution center located in Moorestown, New Jersey. In addition to being a merchandise distributor, Sbar’s operates seven arts and crafts stores located in the Richmond, Virginia area. For more information about Sbar’s, visit its website at www.sbarsonline.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “anticipate,” “expect,” “believe,” “plan,” “intend,” “predict,” “will,” “may” and similar terms. Forward-looking statements in this press release include, but are not limited to, statements regarding the anticipated timing of filings relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; statements regarding prospective performance and opportunities; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements contained in this press release related to future results and events are based on the Company’s current expectations, beliefs and assumptions about its industry and its business. Forward-looking statements, by their nature, involve risks and uncertainties and are not guarantees of future performance. Actual results may differ materially from the results discussed in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many of the Company’s shareholders will tender their stock in the tender offer; the risk that the transaction may not be approved by the Company’s shareholders were the transaction to be consummated as a one-step merger; the risk of litigation relating to the transaction; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, vendors or other business partners; other business effects, including, but not limited to, the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC by the Company, including, but not limited to, the solicitation/recommendation statement and merger proxy statement to be filed by the Company. Investors and shareholders are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are also urged to review carefully and consider the various disclosures in the Company’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K, as amended, for the fiscal year ended January 1, 2011, Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2011 and Current Reports on Form 8-K filed from time to time by the Company. All forward-looking statements are qualified in their entirety by this cautionary statement.

Notice to Investors
The tender offer for the outstanding common stock of the Company referred to in this press release has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company common stock will be made only pursuant to an offer to purchase and related materials that the Sbar’s affiliate intends to file with the SEC. At the time the offer is commenced, the Sbar’s affiliate will file a tender offer statement on Schedule TO with the SEC, and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all shareholders of the Company when available. In addition, all of these materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by contacting D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 (for information by telephone: Banks and Brokers Call Collect: (212) 269-5550; All Others Call Toll-Free: (800) 755-7250. Investors and shareholders also may obtain free copies of the documents filed with the SEC from the Company by contacting David Stern, Chief Financial and Administrative Officer, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009, (856) 768-4943.
Additional Information about the Merger and Where to Find It
In connection with the potential one-step merger, the Company will file a proxy statement with the SEC. Additionally, the Company will file other relevant materials with the SEC in connection with the proposed acquisition pursuant to the terms of an Agreement and Plan of Merger between the parties. The materials to be filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and shareholders also may obtain free copies of the proxy statement and other relevant materials from the Company by contacting David Stern, Chief Financial and Administrative Officer, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009, (856) 768-4943. Investors and security holders of the Company are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.
The Company and its directors, executive officers and other members of management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of the Company shareholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s Proxy Statement for its 2010 Annual Meeting of Shareholders and Annual Report on Form 10-K, as amended, for the fiscal year ended January 1, 2011, as well as the proxy statement and other relevant materials which will be filed with the SEC in connection with the merger when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

For More Information Contact:
A.C. Moore Arts & Crafts, Inc.
David Stern
Chief Financial and Administrative Officer
(856) 768-4943
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
For information by telephone:
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 755-7250

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